Exhibit 99.4

REGISTRATION RIGHTS AGREEMENT

among

MIH INTERNET SEA PTE. LTD.,

TRAVOGUE ELECTRONIC TRAVEL PRIVATE LIMITED,

MR. DEEP KALRA,

MR. KEYUR JOSHI,

CTRIP.COM INTERNATIONAL, LTD.

SB ASIA INVESTMENT FUND II L.P.

AND

MAKEMYTRIP LIMITED

Dated as of October 18, 2016

TABLE OF CONTENTS

		Page

ARTICLE I

General Provisions

SECTION 1.01.	Defined Terms	2
SECTION 1.02.	Other Definitional Provisions	7

ARTICLE II

Registration Rights

SECTION 2.01.	Demand Registration	8
SECTION 2.02.	Piggyback Rights	10
SECTION 2.03.	Shelf Registration	12
SECTION 2.04.	Number of Registrations	13
SECTION 2.05.	Withdrawal Rights	14
SECTION 2.06.	Lock-up Agreements	14
SECTION 2.07.	Registration Procedures	15
SECTION 2.08.	Registration Expenses	21
SECTION 2.09.	Limitation on Subsequent Registration Rights	22
SECTION 2.10.	Indemnification	22
SECTION 2.11.	Cooperation by Requesting Shareholders	26

ARTICLE III

Representations and Warranties

SECTION 3.01.	Representations and Warranties	26

ARTICLE IV

Term, Termination and Waiver

SECTION 4.01.	Term of Agreement	27
SECTION 4.02.	Termination	27
SECTION 4.03.	Extension; Waiver	27

ARTICLE V

Miscellaneous Provisions

SECTION 5.01.	Notices	27
SECTION 5.02.	Severability	30
SECTION 5.03.	Entire Agreement; Amendments and Waivers	31

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ii

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of October 18, 2016 and effective as of the Effective Time (as defined below), among MIH INTERNET SEA PTE. LTD., a limited liability company organized under the laws of Singapore (“Indigo Parent”), TRAVOGUE ELECTRONIC TRAVEL PRIVATE LIMITED, a company incorporated under the Indian Companies Act, 1956, as amended, and having its registered office C 210, Second Floor, Sarvodaya Enclave, New Delhi, 110 017, India, MR. DEEP KALRA, a citizen and resident of the Republic of India residing at J-6/11A, DLF Phase II, Gurgaon, Haryana, India, MR. KEYUR JOSHI, a citizen and resident of the Republic of India residing at E-10A, 11 Floor, Kailash Colony, New Delhi – 110 048, India, CTRIP.COM INTERNATIONAL, LTD., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Ctrip”), SB ASIA INVESTMENT FUND II L.P., a fund incorporated under the laws of the Cayman Islands (“SAIF”) and MAKEMYTRIP LIMITED, a limited liability company organized under the laws of Mauritius (“Monsoon”).

WHEREAS, pursuant to the Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”), between Indigo Parent and Monsoon, Monsoon will issue a certain number of Class B Shares to Indigo Parent on the Closing Date (as defined in the Transaction Agreement) having the rights, terms and conditions as set forth in the terms of issue (the “Terms of Issue”) of such Class B Shares and which are convertible into Monsoon Ordinary Shares;

WHEREAS, pursuant to a Fourth Amended and Restated Shareholders Agreement, dated as of July 16, 2010, among, inter alios, Monsoon, SAIF and the Founder Shareholders (as amended from time to time, the “Original IRA”) and an Investor Rights Agreement dated as of January 7, 2016, among Monsoon and Ctrip (as amended from time to time, the “Ctrip IRA”), Monsoon has granted certain registration rights to the Founder Shareholders and Ctrip, respectively, which are outstanding;

WHEREAS, Monsoon has filed the SAIF Registration Statement with the SEC pursuant to its obligations under the Original IRA;

WHEREAS, in connection with the Transaction Agreement and the issuance of Class B Shares thereunder, Monsoon and the Shareholders are entering into this Agreement for the purpose of granting certain registration and other rights to the Shareholders; and

WHEREAS, it is the intention of the parties hereto that the provisions relating to registration rights in each of the Original IRA and the Ctrip IRA shall be superseded and replaced by this Agreement as of the Effective Time.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

General Provisions

SECTION 1.01. Defined Terms. (a) In this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any specified Person means any Person that Controls, is Controlled by, or is under common Control with such Person. Affiliate in relation to SAIF shall also include any general partner, managing member or management company of SAIF and any fund or other person owned, managed, advised, Controlled or promoted by SAIF or its general partner, managing member or management company or by investment managers or advisors of SAIF or any of its Affiliates and any fund or other person to whom the fund group name “SAIF” has been licensed by SAIF (or its Affiliates) or the person (or its Affiliates) which licensed the fund group name “SAIF” to SAIF.

“Beneficial Owner” means, with respect to any security, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security; and such term shall otherwise be interpreted in accordance with Rules 13d-3 and 13d-5 promulgated under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any security which may be acquired by such Person pursuant to any contract, arrangement or understanding or through the exercise of any option, warrant or right, or otherwise (irrespective of whether the right to acquire such security is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficial Ownership”, “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Blackout Period” means in the event that the Monsoon Board determines in good faith and in its reasonable judgment that a registration of securities would (i) reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of Monsoon or any material transaction under consideration by Monsoon or (ii) would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect Monsoon, a period of the shorter of the ending of the condition creating the Blackout Period and up to 90 days; provided that a Blackout Period may not occur more than twice in any period of twelve consecutive months and the total length of all Blackout Periods in any period of twelve consecutive months shall not exceed 120 days in the aggregate.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the Cayman Islands, the State of New York, Mauritius, New Delhi, Shanghai, Hong Kong or Singapore are required by applicable Law to be closed.

“Class B Shares” means the Class B convertible ordinary shares, par value $0.0005 per share, of Monsoon to be allotted and issued to Indigo Parent pursuant to this Agreement, which shares shall have the terms set forth in the Terms of Issue.

“Contract” means any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement.

“Control” means, as to any Person, possession, directly or indirectly, individually or together with any other Person, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise. The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Ctrip Notes” means the convertible notes issued to Ctrip pursuant to the convertible note purchase agreement dated January 7, 2016 between Monsoon and Ctrip.

“Ctrip Registrable Shares” means (i) all of the Monsoon Ordinary Shares held by Ctrip Shareholders (including any Monsoon Ordinary Shares hereafter acquired by Ctrip or its Affiliates), (ii) any Monsoon Ordinary Shares issuable upon conversion of the Ctrip Notes, and (iii) any other Monsoon Ordinary Shares issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (i) and (ii) above pursuant to stock splits, stock dividends, reclassifications, recapitalizations, or similar events.

“Ctrip Shareholders” means Ctrip and each Affiliate of Ctrip which is a holder of any Ctrip Registrable Shares.

“Effective Time” means the time of “Closing” (as that term is defined in the Transaction Agreement).

“equity security” has the meaning given to such term in Rule 405 under the Securities Act.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Founder Shareholders” means Travogue Electronic Travel Private Limited, Mr. Deep Kalra and Mr. Keyur Joshi and each Permitted Transferee of each of Travogue Electronic Travel Private Limited, Mr. Deep Kalra and Mr. Keyur Joshi which is a holder of any Founder Shareholder Registrable Shares.

“Founder Shareholder Registrable Shares” means (i) any Monsoon Ordinary Shares held by any of the Founder Shareholders or the employees/management of Monsoon or its subsidiaries, and (ii) any other Monsoon Ordinary Shares issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clause (i) above pursuant to stock splits, stock dividends, reclassifications, recapitalizations, or similar events.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“Indigo Parent Registrable Shares” means (i) all of the Monsoon Ordinary Shares held by Indigo Parent Shareholders (including any Monsoon Ordinary Shares hereafter acquired by Indigo Parent or its Affiliates), (ii) any Monsoon Ordinary Shares issuable on conversion of any Class B Shares, and (iii) any other Monsoon Ordinary Shares issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (i) and (ii) above pursuant to stock splits, stock dividends, reclassifications, recapitalizations, or similar events.

“Indigo Parent Shareholders” means Indigo Parent and each Permitted Transferee of Indigo Parent which is a holder of any Indigo Parent Registrable Shares.

“Law” means any federal, state, provincial, municipal, domestic or foreign law (including common law), statute, ordinance, rule, regulation, code or Judgment issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Entity.

“Monsoon Board” means the board of directors of Monsoon.

“Monsoon Equity Securities” means the Monsoon Ordinary Shares and any other equity securities of Monsoon.

“Monsoon Ordinary Shares” means the ordinary shares, with a par value of $0.0005 per share, of Monsoon.

“Permitted Transferee” means, (i) with respect to each Shareholder (that is not a natural Person), a Person that is an Affiliate of such Shareholder; provided, however, that (unless another clause of this definition applies) at any time such Person ceases to be an Affiliate of such Shareholder, such Person shall automatically cease to be a “Permitted Transferee”; (ii) with respect to each Shareholder that is a natural Person, any spouse, lineal descendant, sibling, lineal descendant of any sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Shareholder; (iii) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which, consist solely of any one or more of the Persons (including such Shareholder) specified in clause (i) or (ii); and (iv) a pledgee (or assignee thereof) that is pledged Monsoon Equity Securities and/or depositary receipts issued by any depositary, custodian or nominee in respect of Monsoon Equity Securities deposited with any depositary, custodian or nominee that holds legal title to the Monsoon Equity Securities for the purposes of facilitating beneficial ownership of the Monsoon Equity Securities by Indigo Parent, Ctrip or an Founder Shareholder as part of a “Permitted Transfer” in accordance with the terms and conditions of the Transaction Agreement and, in the case of clauses (i), (ii), (iii) and (iv), who has executed a customary binding deed of adherence to this Agreement.

“Person” means any individual, general or limited partnership, corporation, limited liability company, joint stock company, trust, joint venture, unincorporated organization, association or any other entity, including any Governmental Entity, or any Group consisting of two or more of the foregoing.

“Public Offering” means an offering of Monsoon Equity Securities pursuant to an effective registration statement under the Securities Act.

“Registrable Amount” means Registrable Securities having a proposed aggregate offering price net of underwriting commissions, if any, of at least $5,000,000 in aggregate (unless the Shareholder is proposing to sell all of its remaining Registrable Securities).

“Registrable Securities” means (i) in respect of the Indigo Parent Shareholders, any Indigo Parent Registrable Shares, (ii) in respect of the Founder Shareholders, any Founder Shareholder Registrable Shares, (iii) in respect of the SAIF Shareholders, any SAIF Shareholder Registrable Shares and (iv) in respect of the Ctrip Shareholders, any Ctrip Registrable Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities of a Shareholder when (i) a registration statement registering the offer and sale of such securities under the Securities Act has been declared effective and such securities have been sold or otherwise Transferred by the holder thereof pursuant to such effective registration statement or (ii) such securities have been sold by such Shareholder in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act. For the purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“SAIF Registration Statement” means the registration statement on Form F-3 filed by Monsoon with the SEC on February 14, 2014 for use by SAIF, among others, as a selling shareholder from time to time, which registration statement was declared effective on March 10, 2014.

“SAIF Shareholders” means SAIF and each Permitted Transferee of SAIF which is a holder of any SAIF Shareholder Registrable Shares.

“SAIF Shareholder Registrable Shares” means (i) any Monsoon Ordinary Shares held by any of the SAIF Shareholders, and (ii) any other Monsoon Ordinary Shares issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (i) and (ii) above pursuant to stock splits, stock dividends, reclassifications, recapitalizations, or similar events.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Group” means each of the following groups of Shareholders: (i) the Indigo Parent Shareholders, (ii) the SAIF Shareholders, (iii) the Founder Shareholders or (iv) the Ctrip Shareholders.

“Shareholders” means the Indigo Parent Shareholders, the Founder Shareholders, the SAIF Shareholders and the Ctrip Shareholders.

“Shelf Registration Statement” means a registration statement under the Securities Act providing for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of the Registrable Securities beneficially owned by such Requesting Shareholder(s) and the other Shareholders holding any Registrable Securities who elect to participate therein in accordance with the plan and method of distribution set forth in the prospectus included in such registration statement.

“Transfer” means (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose of, (ii) grant to any Person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership.

“Underwritten Offering” means a sale of Monsoon Equity Securities to an underwriter or underwriters for reoffering to the public.

(b) Each of the following terms is defined in the Section listed opposite such term:

Term	Section
Agreement	Preamble
Transaction Agreement	Recitals
Demand	Section 2.01(a)
Demand Participating Shareholders	Section 2.01(b)
Demand Registration	Section 2.01(a)
Demand Right Holders	Section 2.01(a)
Final Prospectus Filing Date	Section 2.06
Form F-3	Section 2.03(a)
Free Writing Prospectus	Section 2.07(a)(iv)
Monsoon	Preamble
Marketed Underwritten Shelf Offering	Section 2.03(e)
Maximum Amount	Section 2.01(f)
Other Demand Rights	Section 2.02(b)
Other Demanding Sellers	Section 2.02(b)
Piggyback Notice	Section 2.02(a)
Piggyback Registration	Section 2.02(a)
Piggyback Seller	Section 2.02(a)
Registration Expenses	Section 2.08
Requested Information	Section 2.07(d)
Requesting Shareholders	Section 2.01(a)
Selling Holders	Section 2.07(a)(i)
Shelf Notice	Section 2.03(a)
Shelf Offering	Section 2.03(e)
Take-Down Notice	Section 2.03(e)
Working Hours	Section 5.01(b)

SECTION 1.02. Other Definitional Provisions. (a) As used in this Agreement, accounting terms not defined in this Agreement shall have the respective meanings given to them under IFRS as in effect on the date hereof. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under IFRS, the definitions contained in this Article I shall control.

(b) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

Registration Rights

SECTION 2.01. Demand Registration. (a) Registration. At any time after seventy five (75) days following the Closing Date, any Shareholder or group of Shareholders (collectively, the “Demand Right Holders”) shall be entitled to make a written request of Monsoon (a “Demand” and any Demand Right Holders that makes such written request, the “Requesting Shareholders”) for registration under the Securities Act of an amount equal to or greater than the Registrable Amount (a “DemandRegistration”) and thereupon Monsoon will, subject to the terms of this Agreement, use its reasonable best efforts to effect, as promptly as reasonably practicable, the registration under the Securities Act of:

(i) the Registrable Securities which Monsoon has been so requested to register by the Requesting Shareholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which Monsoon has been requested to register pursuant to Section 2.01(b), but subject to Section 2.01(f); and

(iii) any additional Monsoon Ordinary Shares which Monsoon may elect to register in connection with any offering of Registrable Securities pursuant to this Section 2.01, but subject to Section 2.01(f);

all to the extent necessary to permit the disposition (in accordance with the intended distribution methods in such request) of the Registrable Securities and the additional Monsoon Ordinary Shares, if any, to be so registered.

(b) Demands; Demand Participation. A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known, and (iii) the identity of the Requesting Shareholder(s). Within five Business Days after receipt of a Demand, Monsoon shall give written notice of such Demand to each other Shareholder that holds any Registrable Securities. Subject to Section 2.01(f), Monsoon shall include in such registration all Registrable Securities with respect to which Monsoon has received a written request for inclusion therein within ten (10) Business Days after Monsoon’s notice required by this paragraph has been given (such participating Shareholders, the “Demand Participating Shareholders”). Such written notice shall comply with the requirements of a Demand as set forth in this Section 2.01(b).

(c) Effective Registration Statement. A Demand Registration shall not be deemed to have been effected and shall not count as a Demand (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least 180 days (or three years in the case of a Shelf Registration Statement) or such shorter period in which all Registrable Securities included in such registration statement have actually been sold thereunder (provided that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in the effective registration statement at the request of Monsoon or the lead or co-managing underwriter(s) pursuant to the provisions of this Agreement), (ii) if, after it has become effective, but before any of the circumstances in clause (i) are satisfied, such registration statement becomes subject to any stop order, injunction or other order or requirement of the SEC or other Governmental Entity for any reason, or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration statement are not satisfied, other than by reason of some act or omission by such Requesting Shareholders.

(d) Registration Statement Form. Demand Registrations shall be on such appropriate registration form of the SEC as shall be selected by Monsoon and shall be reasonably acceptable to the Requesting Shareholder.

(e) Restrictions on Demand Registrations. Monsoon shall not be obligated to (i) maintain the effectiveness of a registration statement under the Securities Act, filed pursuant to a Demand Registration, for a period longer than 180 days (or, in the case of a Shelf Registration Statement, three years), or (ii) effect any Demand Registration (A) within 90 days of a “firm commitment” underwritten registration in which all Shareholders holding a Registrable Amount were given piggyback rights pursuant to Section 2.02 (subject to Section 2.02(b)) and at least 85% of the number of Registrable Securities requested by each Shareholder to be included in such registration statement were included or (B) within 90 days of any other Demand Registration (subject to compliance by Monsoon with this Section 2.01). In addition, Monsoon shall be entitled to postpone the filing of a registration statement or the facilitation of a registered offering (upon written notice to all Shareholders) in the event of a Blackout Period, but subject to the limitations and time periods set forth in the definition of Blackout Period; provided that Monsoon shall not register any other securities, use the prospectus for sales of any securities under any of its registration statements or facilitate any other registered offering during a Blackout Period.

(f) Participation in Demand Registrations. Monsoon shall not include any securities other than Registrable Securities in a Demand Registration, except (i) for Monsoon Equity Securities that Monsoon proposes to sell and (ii) with the written consent (such consent not to be unreasonably withheld, delayed or conditioned) of Shareholders participating in such Demand Registration that hold a majority of the Registrable Securities in such Demand Registration. If, in connection with a Demand Registration, the lead managing or co- managing underwriter(s) advise(s) Monsoon, in writing, that, in its opinion, the inclusion of all of the securities, including securities of Monsoon that are not Registrable Securities, sought to be registered in connection with such Demand Registration would adversely affect the distribution of the Registrable Securities sought to be sold pursuant thereto, then Monsoon shall include in such registration statement only such securities as Monsoon is advised by such underwriter(s) can be sold without such adverse effect (the “Maximum Amount”) as follows and in the following order of priority:

(i) first, the number of Registrable Securities requested to be included in such registration by the Requesting Shareholders and the Demand Participating Shareholders up to the Maximum Amount, allocated pro rata among such Requesting Shareholders and Demand Participating Shareholders requesting such registration on the basis of the number of such securities requested to be included by such Shareholders; and

(ii) second, Monsoon Equity Securities duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other method determined by Monsoon, to the extent, when taken together with clause (i) and (ii) such number of securities does not exceed the Maximum Amount.

(g) Selection of Underwriters. In connection with a Demand Registration, the Requesting Shareholder(s) may elect to have Registrable Securities sold in an Underwritten Offering. Anytime that a Demand Registration involves an Underwritten Offering, holders of a majority of Registrable Securities of the Requesting Shareholder(s) and the Demand Participating Shareholder(s) may select the investment banker or investment bankers and managers that will serve as lead and co-managing underwriters with respect to the offering of such Registrable Securities, subject to such Requesting Shareholder(s) and Demand Participating Shareholder(s)’ prior consultation with Monsoon and good faith consideration of Monsoon’s positions on the selection process. In connection with any Underwritten Offering under this Section 2.01, each of the Requesting Shareholder(s) and Demand Participating Shareholder(s) shall be obligated to accept the terms of the underwriting as agreed upon between holders of a majority of Registrable Securities of the Requesting Shareholder(s) and the Demand Participating Shareholder(s), on the one hand, and the lead or co-managing underwriters, on the other hand, on terms no less favorable to such Shareholder than the other Shareholders(s).

SECTION 2.02. Piggyback Rights. (a) Subject to the terms and conditions hereof, whenever Monsoon proposes to register any of its securities under the Securities Act (other than a registration by Monsoon (i) on a registration statement on Form F-4 or any successor form, a registration statement on Form S-8 or any successor form or (ii) pursuant to Section 2.01 or 2.03) (a “Piggyback Registration”), Monsoon shall give the Shareholders prompt written notice thereof (but not less than ten (10) Business Days prior to the filing by Monsoon with the SEC of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify, at a minimum, the number of securities proposed to be registered, the proposed date of filing of such registration statement with the SEC, the proposed means of distribution, the proposed lead or co-managing underwriter(s) (if any and if known), and a good faith estimate by Monsoon of the proposed minimum offering price of such securities. Upon the written request of a Shareholder (a “Piggyback Seller”) (which written request shall specify the number of Registrable Securities then presently intended to be disposed of by such Shareholder) given within ten (10) Business Days after such Piggyback Notice is sent to such Shareholder, but in any event not later than one Business Day prior to the filing date of a Piggyback Registration, Monsoon, subject to the terms and conditions of this Agreement, shall use its reasonable best efforts to cause all such Registrable Securities held by Shareholders with respect to which Monsoon has received such written requests for inclusion to be included in such Piggyback Registration on the same terms and conditions as Monsoon’s securities being sold in such Piggyback Registration.

(b) Priority on Piggyback Registrations. If, in connection with a Piggyback Registration, the lead or co-managing underwriter(s) advise(s) Monsoon, in writing, that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by Monsoon, by others who have sought to have Registrable Securities registered pursuant to any rights to demand registration (other than pursuant to so called “piggyback” or other incidental or participation registration rights described herein) (such demand rights being “Other Demand Rights” and such Persons being “Other Demanding Sellers”), by the Piggyback Sellers and by any other proposed sellers, as the case may be, would adversely affect the distribution of the securities sought to be sold pursuant thereto, then Monsoon shall include in the registration statement applicable to such Piggyback Registration only such securities as Monsoon is so advised by such lead or co-managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration is in connection with an offering for Monsoon’s own account, then (A) first, such number of securities to be sold by Monsoon as Monsoon, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the amount of such Registrable Securities sought to be registered by such Piggyback Sellers, (C) third, other Registrable Securities sought to be registered by the Other Demanding Sellers and (D) fourth, Monsoon Equity Securities held by any other proposed sellers; and

(ii) if the Piggyback Registration relates to an offering other than for Monsoon’s own account, then (A) first, such number of Registrable Securities sought to be registered by each Other Demanding Seller, pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, Registrable Securities of Piggyback Sellers pro rata on the basis of the amount of such Registrable Securities sought to be registered by such Piggyback Sellers, (C) third, Monsoon Equity Securities to be sold by Monsoon and (D) fourth, other Monsoon Equity Securities held by any other proposed sellers.

(c) Terms of Underwriting. In connection with any offering under this Section 2.02 involving an underwriting for Monsoon’s account, Monsoon shall not be required to include a holder’s Registrable Securities in the underwritten offering if, after Monsoon consults with such holder and considers such holder’s positions in good faith, such holder refuses to agree to the terms of the underwriting as agreed upon between Monsoon and the lead or co-managing underwriter(s) whether secured by Monsoon or otherwise.

(d) Withdrawal by Monsoon. If, at any time after giving written notice of its intention to register any of its securities as set forth in this Section 2.02 and prior to the time the registration statement filed in connection with such registration is declared effective, Monsoon shall determine for any reason not to register such securities, Monsoon may, at its election, give written notice of such determination to each Shareholder and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein); provided that any participating Demand Right Holders may continue the registration as a Demand Registration pursuant to Section 2.01.

SECTION 2.03. Shelf Registration. (a) In connection with a Demand Registration, subject to Section 2.03(d), and further subject to the availability of a registration statement on Form F-3 or any successor form (“Form F-3”) to Monsoon, any Requesting Shareholder making the Demand or any Demand Participating Shareholder may by written notice delivered to Monsoon (the “Shelf Notice”) require Monsoon to file as soon as practicable (but no later than 60 days after the date the Shelf Notice is delivered), and to use reasonable best efforts to cause to be declared effective by the SEC (within 60 days after such filing date), a Shelf Registration Statement on Form F-3.

(b) Within five Business Days after receipt of a Shelf Notice pursuant to Section 2.03(a), Monsoon will deliver written notice thereof to each Shareholder holding any Registrable Securities. Each Shareholder may elect to have included in the Shelf Registration Statement such number of their Registrable Securities through such plan and method of distribution as such Shareholder may request by delivering to Monsoon a written request to so participate within thirty (30) days after the Shelf Notice is given to any such Shareholders.

(c) Subject to Section 2.03(d), Monsoon will use reasonable best efforts to keep the Shelf Registration Statement continuously effective until the earlier of (i) three years after the Shelf Registration Statement has been declared effective and (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise.

(d) Monsoon shall be entitled, from time to time, by providing written notice to the Shareholders who elected to participate in the Shelf Registration Statement, to require such Shareholders to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement for any Blackout Period provided that Monsoon shall not register any other securities, use the prospectus for sales of any securities under any of its registration statements or facilitate any other registered offering during a Blackout Period. Immediately upon receipt of such notice, the Shareholders covered by the Shelf Registration Statement shall suspend the use of the prospectus until the requisite changes to the prospectus have been made as required below. After the expiration of any Blackout Period and without any further request from a Shareholder, Monsoon shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(e) At any time that a Shelf Registration Statement is effective, if any Demand Right Holder delivers a notice to Monsoon (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement in an Underwritten Offering (a “Shelf Offering”), then, Monsoon shall as promptly as reasonably practicable amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, solely in connection with a Marketed Underwritten Shelf Offering (as defined below), the inclusion of Registrable Securities by any other holders pursuant to this Section 2.03(e)). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by Monsoon and the underwriters (a “Marketed Underwritten Shelf Offering”):

(i) Monsoon shall forward the Take-Down Notice to all other holders of Registrable Securities included on the Shelf Registration Statement and Monsoon and such proposing Demand Right Holder shall permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Demand Right Holder and Monsoon within five (5) Business Days after delivery of the Take-Down Notice to such holder; and

(ii) if the lead or co-managing underwriter(s) advises Monsoon and the proposing Demand Right Holder that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would adversely affect the distribution thereof, then there shall be included in such Marketed Underwritten Shelf Offering only such securities as the proposing Demand Right Holder is advised by such lead or co-managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 2.01(f). Except as otherwise expressly specified in this Section 2.03, any Marketed Underwritten Shelf Offering shall be subject to the same requirements, limitations and other provisions of this Article II as would be applicable to a Demand Registration (i.e., as if such Marketed Underwritten Shelf Offering were a Demand Registration), including Section 2.01(e) and Section 2.01(f).

Notwithstanding anything in this Section 2.03 to the contrary, Monsoon shall not be required to participate in more than three Marketed Underwritten Shelf Offerings per fiscal year.

SECTION 2.04. Number of Registrations. (a) Monsoon shall not be required to (i) effect more than two (2) Demand Registrations per Shareholder Group in any twelve month period pursuant to Section 2.01; or (ii) file more than two (2) Shelf Registration Statements per Shareholder Group in any twelve month period pursuant to Section 2.03.

(b) Monsoon shall keep the SAIF Registration Statement effective in accordance with the terms of this Agreement and SAIF hereby acknowledges that the SAIF Shareholders shall have no right to deliver a Shelf Notice under Section 2.03 of this Agreement while the SAIF Registration Statement remains effective.

SECTION 2.05. Withdrawal Rights. Any Shareholder having notified or directed Monsoon to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to Monsoon prior to the effective date of such registration statement. In the event of any such withdrawal, Monsoon shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of Monsoon with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then Monsoon shall as promptly as practicable give each holder of Registrable Securities sought to be registered notice to such effect and, within ten Business Days following the mailing of such notice, such holder of Registrable Securities still seeking registration shall, by written notice to Monsoon, elect to register additional Registrable Securities, when taken together with elections to register Registrable Securities by its Permitted Transferees, to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten Business Day period, Monsoon shall not file such registration statement or, if such registration statement has already been filed, Monsoon shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof. Any registration statement withdrawn or not filed (a) in accordance with an election by Monsoon, (b) in accordance with an election by the Requesting Shareholder in the case of a Demand Registration or with respect to a Shelf Registration Statement or (c) in accordance with an election by Monsoon subsequent to the effectiveness of the applicable Demand registration statement because any post-effective amendment or supplement to the applicable Demand registration statement contains information regarding Monsoon which Monsoon deems adverse to Monsoon, shall not be counted as a Demand.

SECTION 2.06. Lock-up Agreements. (a) In connection with any Underwritten Offering, each Shareholder participating in such offering agrees to enter into customary agreements to not effect any public sale or distribution (including sales pursuant to Rule 144) of Monsoon Equity Securities (a) for a Public Offering (other than a Demand Registration, Piggyback Registration or Shelf Offering), during the period between the date specified by Monsoon to such Shareholder in its notice of intention to commence a Public Offering (such date to be Monsoon’s best estimate as to the date that is ten days prior to the date of the filing of the “final” prospectus or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement, the “Final Prospectus Filing Date”) and 45 days following the Final Prospectus Filing Date or (b) for a Demand Registration or Piggyback Registration, during the period between the date specified by Monsoon to such Shareholder in its notice of intention to commence an Underwritten Offering (such date to be Monsoon’s best estimate as to the date that is ten days prior to the Final Prospectus Filing Date) and 45 days following the Final Prospectus Filing Date. Monsoon shall also cause its executive officers and directors (and managers, if applicable) and shall use its reasonable best efforts to cause other holders of Monsoon Equity Securities who Beneficially Own any of the Monsoon Equity Securities participating in such offering, to enter into lockup agreements that contain restrictions that are no less restrictive than the restrictions contained herein.

(b) If any Demand Registration, Piggyback Registration or Shelf Offering involves an Underwritten Offering, Monsoon will not effect any sale or distribution of Monsoon Equity Securities (or securities convertible into or exchangeable or exercisable for Monsoon Equity Securities) (other than a registration statement on Form F-4, Form S-8 or any successor forms thereto) for its own account, within 90 days (plus an extension period as may be proposed by the lead managing underwriter(s) for such Underwritten Offering to address FINRA regulations regarding the publication of research, or such shorter periods as the lead managing underwriter(s) may agree with Monsoon), after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, except as may otherwise be agreed between Monsoon and the lead managing underwriter(s) of such Underwritten Offering.

SECTION 2.07. Registration Procedures. (a) Registration. If and whenever Monsoon is required to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2.01, 2.02 and 2.03, Monsoon shall as promptly as reasonably practicable:

(i) prepare and file with the SEC a registration statement to effect such registration and thereafter use reasonable best efforts to cause such registration statement to become and remain effective, pursuant to the terms of this Agreement; provided, however, that Monsoon may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, however, that at least five Business Days prior to filing any registration statement or any amendments thereto, Monsoon will furnish to the counsel selected by the holders of Registrable Securities which are to be included in such registration (“Selling Holders”) copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel (such review to be conducted with reasonable promptness) and other documents reasonably requested by such counsel, including any comment letter from the SEC, and if reasonably requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access upon reasonable notice during normal business hours to Monsoon’s books and records, officers, accountants and other advisors, so long as such access or request do not unreasonably disrupt the normal operations of Monsoon and its subsidiaries. Monsoon shall not file such registration statement or any amendments thereto if the Selling Holders, their counsel or the lead managing underwriters shall in good faith reasonably object in writing to the filing of such documents, unless, in the good faith opinion of Monsoon, such filing is necessary to comply with applicable Law; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Persons;

(ii) prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary (A) to keep such registration statement effective, (B) to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and (C) to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated in order to make the statements made, in light of the circumstances under which they were made, not misleading, until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by Selling Holders thereof set forth in such registration statement or the expiration of 120 days (or three years in the case of a Shelf Registration Statement) after such registration statement becomes effective;

(iii) if requested by the lead or co-managing underwriters, if any, or any Selling Holder, as promptly as reasonably practicable include in a prospectus supplement or post-effective amendment such information as the lead or co-managing underwriters, if any, and such Selling Holder may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after Monsoon has received such request; provided, however, that Monsoon shall not be required to take any actions under this Section 2.06(a)(iii) that are not, in the good faith opinion of counsel for Monsoon, in compliance with applicable Law;

(iv) as expeditiously as possible furnish to each Selling Holder and each underwriter, if any, of the securities being sold by such Selling Holder such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holder and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Holder;

(v) use reasonable best efforts to register or qualify or cooperate with the Selling Holders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any Selling Holder and any underwriter of the securities being sold by such Selling Holder shall reasonably request and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective, and take any other action which may be reasonably necessary or advisable to enable such Selling Holder and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder, except that Monsoon shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not, but for the requirements of this subparagraph (v), be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to file a general consent to service of process in any such jurisdiction;

(vi) cause such Registrable Securities to be listed on each securities exchange on which the same securities issued by Monsoon are then listed;

(vii) use reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other Governmental Entities as may be necessary to enable the Selling Holder(s) thereof to consummate the disposition of such Registrable Securities;

(viii) use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(ix) make, in accordance with customary practice and upon reasonable notice during normal business hours, available for inspection by representatives of the Selling Holders, any underwriters and any counsel or accountant retained by the Selling Holders or underwriters all relevant financial and other records, pertinent corporate documents and properties of Monsoon and cause appropriate officers, managers, employees, outside counsel and accountants of Monsoon to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise, including through in-person meetings, but subject to customary privilege constraints and so long as such access or request does not unreasonably disrupt the normal operations of Monsoon and its subsidiaries.

(x) in connection with an Underwritten Offering, obtain for each Selling Holder and underwriter:

(A) an opinion of counsel for Monsoon, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Selling Holder and underwriters,

(B) a “negative assurances letter”, from counsel for Monsoon, in form and substance as is customarily given to the underwriters in an underwritten public offering,

(C) a “comfort” letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified Monsoon’s financial statements and, to the extent required, any other financial statements included in such registration statement, covering the matters customarily covered in “comfort” or “agreed upon procedures” letters in connection with underwritten offerings and in such form and substance reasonably satisfactory to the underwriters in an underwritten public offering; and

(D) to the extent requested by the Selling Holders and customary for the relevant transaction, enter into a securities sales agreement with the Selling Holders providing for, among other things, the appointment of a representative as agent for the Selling Holders for the purpose of soliciting purchases of shares, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants;

(xi) as promptly as reasonably practicable notify, in writing, each Selling Holder and the underwriters, if any, of the following events:

(A) the filing of the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective;

(B) any request by the SEC or any other Government Entity for amendments or supplements to the registration statement or the prospectus or for additional information;

(C) the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; and

(D) the receipt by Monsoon of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(xii) notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the registration statement, the prospectus included in such registration statement or any document incorporated or deemed to be incorporated therein by reference, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to be stated in order to make the statements therein, not misleading, and, at the request of any Selling Holder, as promptly as reasonably practicable prepare and furnish to such Selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(xiii) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement and to prevent or obtain the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction as any Selling Holder and any underwriter of the securities being sold by such Selling Holder shall reasonably request at the earliest date reasonably practicable;

(xiv) otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to Selling Holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first day of Monsoon’s first full quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xv) cooperate with the Selling Holders and the lead managing underwriters to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the lead managing underwriters or such Selling Holders may request and keep available and make available to Monsoon’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xvi) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xvii) prior to the date on which the pricing of the relevant offering is expected to occur, provide a CUSIP number for the Registrable Securities;

(xviii) use its reasonable best efforts to assist Shareholders who made a request of Monsoon to provide for a third party “market maker” for the Registrable Securities; provided, however, that Monsoon shall not be required to serve as such “market maker”; and

(xix) have appropriate officers of Monsoon prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, and other information meetings reasonably organized by the underwriters and otherwise use its reasonable best efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities;

(xx) take all other customary actions reasonably requested by the Selling Holders or the lead managing underwriters pursuant to this Article II to effect the intent of this Agreement.

(b) Agreements. Without limiting any of the foregoing, Monsoon agrees to, in connection with registration of any Registrable Securities under this Article II, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings including indemnification provisions and procedures substantially to the effect set forth in Section 2.10 hereof with respect to all parties to be indemnified pursuant thereto. In connection with any offering of Registrable Securities registered pursuant to this Agreement, Monsoon shall (i) furnish to the underwriter, if any (or, if no underwriter, the sellers of such Registrable Securities), unlegended (unless otherwise required by applicable Law) certificates representing ownership of the Registrable Securities being sold under the registrations statement, in such denominations and registered in such names as requested by the lead or co-managing underwriters or sellers, (ii) make available to Monsoon’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates and (iii) instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.

(c) Return of Prospectuses. Each Selling Holder agrees that upon receipt of any notice from Monsoon of the happening of any event of the kind described in clauses (B) through (D) of Section 2.06(a)(xi), such Selling Holder shall forthwith discontinue such Selling Holder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.06(a)(xi) or until it is advised in writing by Monsoon that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus and, if so directed by Monsoon, deliver to Monsoon, at Monsoon’s expense, all copies, other than permanent file copies, then in such Selling Holder’s possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. If Monsoon shall give such notice, any applicable 180 day or three year period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 2.06(a)(xi) to the date when all such Selling Holders shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the SEC.

(d) Requested Information. Not less than five (5) Business Days before the expected filing date of each registration statement pursuant to this Agreement, Monsoon shall notify each Selling Holder of the information, documents and instruments from such Selling Holder that Monsoon or any underwriter reasonably requests in connection with such registration statement, including to a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If Monsoon has not received, on or before the second day before the expected filing date, the Requested Information from such Selling Holder, Monsoon may file the registration statement without including Registrable Securities of such Selling Holder. The failure to so include in any registration statement the Registrable Securities of a Selling Holder (with regard to that registration statement) shall not in and of itself result in any liability on the part of Monsoon to such Selling Holder.

(e) No Requirement to Participate. Neither Monsoon nor any Shareholder shall be required to participate in any Public Offering.

(f) Rule 144. Monsoon covenants that it will use its reasonable best efforts to (i) file in a timely fashion the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if it is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available other information so long as necessary to permit sales in compliance with Rule 144 under the Securities Act), (ii) furnish to any holder of Registrable Securities, as promptly as reasonably practicable upon request, a written statement by Monsoon as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, and (iii) take such further reasonable action, to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

SECTION 2.08. Registration Expenses. All fees and expenses incident to Monsoon’s performance of, or compliance with, its obligations under this Agreement including (a) all registration and filing fees, all fees and expenses of compliance with securities and blue sky laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities pursuant to Section 2.06) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121, (b) all printing and copying expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses as requested by any holder of Registrable Securities), (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of Monsoon’s independent certified public accountants and counsel (including, with respect to “comfort” letters and opinions) and (e) all reasonable fees and disbursements of one single primary outside counsel and one outside Mauritius local counsel, which counsels shall be selected by the holders of a majority of the Registrable Securities being sold (collectively, the “Registration Expenses”) shall be borne by Monsoon and, in respect of clauses (d) and (e) above, shall be paid as such expenses are incurred. The Registration Expenses shall be borne by Monsoon regardless of whether or not any registration statement is filed or becomes effective. Monsoon will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance), the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by Monsoon are then listed or traded and any expenses of Monsoon incurred in connection with any “road show”. Each Selling Holder shall pay its pro rata portion (based on the number of Registrable Securities registered) of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Holder’s Registrable Securities pursuant to any registration.

SECTION 2.09. Limitation on Subsequent Registration Rights. Monsoon shall not, without the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of each Demand Right Holder, (a) grant any registration rights the terms of which are senior to, otherwise more favorable than or conflict with the rights granted to the holders of Registrable Securities hereunder to any other Person; or (b) enter into any agreement with any holder or prospective holder of any Monsoon Equity Securities that would allow such holder or prospective holder (x) to include such Monsoon Equity Securities in any registration statement unless under the terms of such agreement such holder or prospective holder may include such Monsoon Equity Securities only to the extent that the inclusion of such Monsoon Equity Securities will not reduce the amount of Registrable Securities that are to be included in such registration; or (y) to demand registration of their Monsoon Equity Securities.

SECTION 2.10. Indemnification. (a) Monsoon shall indemnify and hold harmless each Selling Holder and their respective partners, directors, officers and employees and each Person, if any, who controls any Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i) against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment thereto) pursuant to which Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any other claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of Monsoon; and

(iii) against any and all reasonable expense whatsoever, as incurred (including, subject to Section 2.10(c), fees and disbursements of counsel) incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not such Person is a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that this indemnity agreement does not apply to any Selling Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to Monsoon by such Selling Holder expressly for use in a Registration Statement (or any amendment thereto) or any related prospectus (or any amendment or supplement thereto) or (B) if such untrue statement or omission or alleged untrue statement or omission was corrected in an amended or supplemented Registration Statement or prospectus and Monsoon had furnished copies thereof to the Person asserting such loss, liability, claim, damage, judgment or expense purchased the securities that are the subject thereof prior to the date of sale by such Selling Holder to such Person.

(b) Indemnification by Selling Holders. Each Selling Holder shall severally (but not jointly) indemnify and hold harmless Monsoon, and the other Selling Holders, and each of their respective partners, directors, officers and employees (including each officer of Monsoon who signed the Registration Statement) and each Person, if any, who controls Monsoon, or any other Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all losses, liabilities, claims, damages, judgments and expenses described in the indemnity contained in Section 2.10(a) (provided that any settlement of the type described therein is effected with the written consent of such Selling Holder) as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in a Registration Statement (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to Monsoon by such Selling Holder expressly for use in such Registration Statement (or any amendment thereto) or such prospectus (or any amendment or supplement thereto); provided, however, that an indemnifying Selling Holder shall not be required to provide indemnification in any amount in excess of the amount by which (x) the total price at which the Registrable Securities sold by such indemnifying Selling Holder and its affiliated indemnifying Selling Holders and distributed to the public were offered to the public exceeds (y) the amount of any damages which such indemnifying Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. Monsoon shall be entitled, to the extent customary, to receive indemnification and contribution from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any prospectus or Registration Statement.

(c) Conduct of Indemnification Proceedings. Each indemnified party or parties shall give reasonably prompt notice to each indemnifying party or parties of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party or parties shall not relieve it or them from any liability which it or they may have under this indemnity agreement, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. If the indemnifying party or parties so elects within a reasonable time after receipt of such notice, the indemnifying party or parties may assume the defense of such action or proceeding at such indemnifying party’s or parties’ expense with counsel chosen by the indemnifying party or parties and approved by the indemnified party defendant in such action or proceeding, which approval shall not be unreasonably withheld; provided, however, that, if such indemnified party or parties reasonably determine that a conflict of interest exists and that therefore it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it or them which are different from or in addition to those available to the indemnifying party, then the indemnifying party or parties shall not be entitled to assume such defense and the indemnified party or parties shall be entitled to separate counsel (limited in each jurisdiction to one counsel for all indemnified parties under this Agreement) at the indemnifying party’s or parties’ expense. If any indemnifying party or parties are not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties (limited in each jurisdiction to one counsel for all indemnified parties under this Agreement). In such event, however, no indemnifying party or parties will be liable for any settlement effected without the written consent of such indemnifying party or parties (which consent shall not be unreasonably withheld or delayed); provided, however, that if at any time an indemnified party or parties shall have requested an indemnifying party or parties to reimburse the indemnified party or parties for fees and expenses of counsel as contemplated by this paragraph, the indemnifying party or parties shall be liable for any settlement of any proceeding effected without the written consent of such indemnifying party or parties if (x) such settlement is entered into more than 15 Business Days after receipt by such indemnifying party or parties of the aforesaid request accompanied by supporting documents reasonably satisfactory to the indemnifying party or parties and (y) such indemnifying party or parties shall not have reimbursed the indemnified party or parties in accordance with such request prior to the date of such settlement. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, such indemnifying party or parties shall not, except as otherwise provided in this Section 2.10(c), be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

(d) Contribution. (i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 2.10 is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms in respect of any losses, liabilities, claims, damages, judgments and expenses suffered by an indemnified party referred to therein, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages, judgments and expenses in such proportion as is appropriate to reflect the relative fault of Monsoon, on the one hand, and of the liable Selling Holders (including, in each case, that of their respective officers, directors, employees and agents), on the other, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of Monsoon, on the one hand, and of the liable Selling Holders (including, in each case, that of their respective officers, directors, employees and agents), on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Monsoon, on the one hand, or by or on behalf of the Selling Holders, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, liabilities, claims, damages, judgments and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 2.10(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

(ii) Monsoon and each Selling Holder agree that it would not be just and equitable if contribution pursuant to this Section 2.10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in sub-paragraph (i) above. Notwithstanding this Section 2.10(d), in the case of distributions to the public, an indemnifying Selling Holder shall not be required to contribute any amount in excess of the amount by which (A) the total price at which the Registrable Securities sold by such indemnifying Selling Holder and its affiliated indemnifying Selling Holder and distributed to the public were offered to the public exceeds (B) the amount of any damages which such indemnifying Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(iii) For purposes of this Section, each Person, if any, who controls a Selling Holder within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such Selling Holder; and each director of Monsoon, each officer of Monsoon who signed the Registration Statement, and each Person, if any, who controls Monsoon within the meaning of Section 15 of the Securities Act, shall have the same rights to contribution as Monsoon.

SECTION 2.11. Cooperation by Requesting Shareholders.

(a) In the event that Monsoon is required to effect any Demand Registration, including any registration on Form F-3, Indigo Parent shall, and Monsoon shall use its reasonable best efforts to cause Indigo Parent to, provide Monsoon with any financial information reasonably requested by Monsoon in connection with the preparation and delivery of any pro forma financial statements or historical consolidated financial statements required to be included in the applicable registration statement. Notwithstanding anything to the contrary, Monsoon shall pay all fees and expenses of Indigo Parent’s independent accountants and Indigo Parent’s reasonable expenses in connection with the foregoing.

(b) Each of the Selling Holders included in any registration shall furnish to Monsoon such information regarding such holder and the distribution proposed by such holder as Monsoon may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties. Each party to this agreement represents and warrants as of the date hereof as follows:

(a) Due Incorporation. It is duly incorporated, registered and validly existing under the laws of the jurisdiction of its incorporation, and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. It is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

(b) Authority to Execute and Perform Agreement. It has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Assuming the due execution and delivery by each other party to this Agreement, this Agreement constitutes its valid and binding obligations, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) its certificate of incorporation, by-laws or other constitutive documents; (ii) any instrument or Contract to which it is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair its ability to perform its obligations under this Agreement.

ARTICLE IV

Term, Termination and Waiver

SECTION 4.01. Term of Agreement. This Agreement shall be effective as of the Effective Time.

SECTION 4.02. Termination. This Agreement will terminate (other than with respect to Section 2.08 and Section 2.10) on the date on which all Registrable Securities have been sold pursuant to any registration hereunder or when all Monsoon Equity Securities cease to be Registrable Securities.

SECTION 4.03. Extension; Waiver. Any agreement on the part of a party to any extension or waiver of any obligations or other acts of the parties or compliance with any of the agreements or conditions contained in this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. No course of dealing between Monsoon and the Shareholders (or any of them or any of their Affiliates) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

ARTICLE V

Miscellaneous Provisions

SECTION 5.01. Notices. (a) Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be given as follows:

If to Monsoon, addressed to it at:

MakeMyTrip Limited

Tower A, S P Infocity, Plot No. 243,

Udyog Vihar Phase 1,

Gurgaon-122 016

Haryana, India

Fax: +91 124 439 5100

Attention: Deep Kalra, Group CEO

with a copy to (for information purposes only):

Latham & Watkins LLP

9 Raffles Place #42-02

Republic Plaza

Singapore 048619

Fax: +65 6536 1171

Attention: Rajiv Gupta

If to Indigo Parent, addressed to it at:

MIH Internet SEA Pte. Ltd.

#13-10 Parkview Square

600 North Bridge Road

Singapore 188778

Fax: +852 2847 3381

Attention: Wayne Benn

Email: wbenn@naspers.com (with a copy to orippel@naspers.com)

with a copy to (for information purposes only):

Cravath, Swaine & Moore LLP

Citypoint

One Ropemaker Street

London EC2Y 9HR

Tel: +44 207 453 1000

Fax: +44 207 860 1150

Attention: David Mercado

Email: dmercado@cravath.com

If to Travogue Electronic Travel Private Limited, addressed to it at:

Travogue Electronic Travel Private Limited

C-210, Second Floor,

Sarvodaya Enclave,

New Delhi – 110 017, India

Tel: + 91 124 405 6581

Attention: Deep Kalra, Director

If to Mr. Deep Kalra, addressed to him at:

Mr. Deep Kalra

J-6/11A, DLF Phase II,

Gurgaon,

Haryana, India

Tel: +91 124 405 6581

If to Mr. Keyur Joshi, addressed to him at:

Mr. Keyur Joshi

565 – Kalhaar Blues & Greens Golf Club

Bopal – Sanand Bypass Road,

Near Viramgam Sanand Cross roads,

B/h Muni Bapu Ashram,

Ahmedabad – 382110

Tel: +91 981 029 1255

If to Ctrip, addressed to it at:

Ctrip.com International Ltd.

Building 16, Sky SOHO

968 Jinzhong Road

Shanghai 200335

People’s Republic of China

Fax: (+86 21) 5251 4588 ext. 11518

Attention: Chief Strategy Officer

Email: JennyWu@ctrip.com

with a copy to (for information purposes only):

Skadden, Arps, Slate, Meagher & Flom LLP

c/o 42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Z. Julie Gao / Haiping Li

Fax: (+852) 3910 4863 / (+852) 3910 4835

E-mail: julie.gao@skadden.com / haiping.li@skadden.com

If to SAIF, addressed to it at:

SB ASIA INVESTMENT FUND II L.P.

1045, Quarry Mountain Lane, Park City, Utah

84098, United States of America

Attention: Mr. Ravi Adusumalli

Facsimile: 852 2234 9116

Email: ravi@saifpartners.com

with a copy to (for information purposes only):

SAIF Advisors Ltd.

Suites 2516-2520,

Two Pacific Place

88 Queensway,

Hong Kong

Attention: Mr. Jason So

Facsimile No.: 852 2234 9116

Email: jso@sbaif.com

(b) Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Section 5.01(a) and served: (i) by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address; (ii) by fax, in which case it shall be deemed to have been given when despatched subject to confirmation of uninterrupted transmission by a transmission report; or (iii) by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt, provided that in the case of sub-clauses (ii) and (iii) any notice despatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a Business Day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.

(c) Any party to this Agreement may notify the other parties of any change to its address or other details specified in Section 5.01(a) provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

SECTION 5.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 5.03. Entire Agreement; Amendments and Waivers. This Agreement constitutes the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. Ctrip, SAIF, the Founder Shareholders and Monsoon hereby agree that as of the Effective Time the provisions of the Ctrip IRA and the Original IRA as they relate to registration rights shall be terminated. For the avoidance of doubt, the remainder of each of the Original IRA and the Ctrip IRA shall remain in full force and effect and shall in no way be affected, impaired or invalidated by this Agreement. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

SECTION 5.04. Assignment. Neither Indigo Parent, SAIF, the Founder Shareholders nor Ctrip shall assign any of its rights under this Agreement, in whole or in part, to any Person, without first obtaining the prior written consent of Monsoon; provided, that Indigo Parent, SAIF, any Founder Shareholder or Ctrip may assign this Agreement to a Permitted Transferee if such Permitted Transferee executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Monsoon, and any assignment in contravention hereof shall be null and void.

SECTION 5.05. Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by the parties (and their respective permitted successors and assigns) and any Permitted Transferee pursuant to clause (iv) of the definition of such term under Section 1.01 (Defined Terms), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 5.06. Governing Law; Consent to Jurisdiction.

(a) Governing Law: This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

(b) Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York or, if such courts shall not have jurisdiction, any federal court of the United States of America, sitting in New York, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in any such court, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01, except with respect to Monsoon. Monsoon irrevocably appoints MakeMyTrip Inc. as its authorized agent in the Borough of Manhattan, New York, New York upon which process may be served in any Proceeding and agrees that service of process upon such agent and written notice of said service to Monsoon by the person serving the same to 60 East 42nd Street, Suite 411, New York, NY 10165, United States, shall be deemed in every respect effective service of process upon Monsoon in any Proceeding. Monsoon further agrees and covenants to take any and all action as may be necessary to maintain such designation and appointment of such agent for service of process. If for any reason such agent shall cease to be such agent for service of process, Monsoon shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to each other party to this Agreement a copy of the new agent’s acceptable of that appoint within ten (10) Business Days of such acceptance. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.06(c).

SECTION 5.07. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts of the State of New York or any federal court of the United States of America, sitting in New York, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 5.08. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 5.09. Delivery by Facsimile or Email. This Agreement, and any amendments hereto, waivers hereof or consents hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in Person. At the request of any party, the other parties shall re-execute original forms thereof and deliver them to the requesting party. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their authorized representatives as of the date first above written.

MIH INTERNET SEA PRIVATE LIMITED

/s/ Oliver Rippel
Name:	Oliver Rippel
Title:	Authorized Signatory

[Signature Page to Registration Rights Agreement]

/s/ Deep Kalra
TRAVOGUE ELECTRONIC
TRAVEL PRIVATE LIMITED

[Signature Page to Registration Rights Agreement]

/s/ Deep Kalra
MR. DEEP KALRA

[Signature Page to Registration Rights Agreement]

/s/ Keyur Joshi
MR. KEYUR JOSHI

[Signature Page to Registration Rights Agreement]

/s/ James Jianzhang Liang
CTRIP.COM INTERNATIONAL, LTD.

[Signature Page to Registration Rights Agreement]

/s/ Andrew Y. Yan
SB ASIA INVESTMENT FUND II L.P.

[Signature Page to Registration Rights Agreement]

/s/ Mohit Kabra
MAKEMYTRIP LIMITED

[Signature Page to Registration Rights Agreement]